Exhibit 4.31

Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) is entered into by and among the following parties in Shanghai, the People’s Republic of China, on June 9, 2014:

Shanghai Huajian Investment Management Co., Ltd. (“Transferor”)

Address: Room 2268, No. 8 Building, 25 North Street, Waigang Town, Jiading District, Shanghai

Shanghai iKang Guobin Holding Co. Ltd. (“Transferee”)

Address: 30/F, Tower 1, Kerry Everybright City, 218 Tianmu West Road, Shanghai

Shanghai Huajian Clinic Ltd. (“Target Company”)

Address: 5/F, Block B, Eton Place, 555 Pudong Avenue, Shanghai

Each of the Transferor, the Transferee and the Target Company will be referred to as a “Party”, and they are collectively referred to as the “Parties”.

WHEREAS,

1.              The Target Company is a limited liability company duly organized and validly existing according to the laws of the PRC. As of the Execution Date of this Agreement, the Transferor lawfully holds 30% of the equity interest in the Target Company (the “Target Equity”), and intends to transfer such Target Equity to the Transferee;

2.              The registered capital of the Target Company is RMB 12 million, which is fully paid up. The Target Company operates, and holds 100% of the equity interest in, 3 clinics (health examination centers) in Shanghai, which are respectively (1) Shanghai Huajian Clinic Co., Ltd., with the address at 3/F, Block B, Ming Garden Business Center, No. 118 Jiashan Road (Fuxing Middle Road Intersection), Shanghai; (2) Shanghai Jinxiu Huajian Clinic Co., Ltd., with the address at 2/F, Yujingfang, No. 545, Pudong Avenue, Shanghai; (3) Shanghai Jinshen Huajian Clinic Co., Ltd., with the address at 15 Building, No. 1000, Jinshai Road, Shanghai. The register capital of each of the above three clinics (health examination centers) is RMB 6 million, and has been fully paid up.

3.              The Parties hereby agree that the Transferor will transfer, and the Transferee will accept, the Target Equity held by the Transferor (the “Equity Transfer”).

NOW THEREFORE, according to the laws of the PRC, the Parties, through friendly negotiation and in the principles of equality and mutual benefits, have reached the following agreement:

Article 1 Definitions

Except as otherwise expressly provided for in this Agreement, the following terms have the meanings set forth below:

1.1         “Target Company” means Shanghai Huajian Clinic., Ltd., a limited liability company duly organized and validly existing according to the laws of the PRC.

1.2         “Target Equity” means the 30% of equity interest held legally by the Transferor in the Target Company.

1.3         “Equity Transfer” means the transaction arrangement whereby the Transferor transfers the Target Equity to the Transferee according to the provisions of this Agreement.

1.4         “Execution Date” means the date on which the Parties hereto duly sign or seal this Agreement.

1.5         “Business Day” means any day other than (i) a Saturday or Sunday, (ii) any PRC public holiday, or (iii) any day on which the banks in the PRC have the right to or are required to stop business according to the law of the PRC.

1.6         “Affiliate” means, with respect to any enterprise or natural person, any other enterprise or natural person that, directly or indirectly, controls, is controlled by, or under common control with such enterprise or natural person, including any enterprise and natural person affiliated to such enterprise or natural person, the scope of which will be governed with reference to the Disclosure of Affiliates, No. 36 of Enterprise Accounting Principles. In this Agreement, “control” means holding no less than 50% common shares with voting right at the general meeting of the shareholders, or having the power to appoint the majority of the directors in the board of the Target Company.

1.7         “Transitional Period” means the period commencing from the Execution Date hereof through the Closing Date.

1.8         “Group Companies” refers to, collectively, the Target Company and its wholly owned subsidiaries, i.e. Shanghai Huajian Clinic Co., Ltd., Shanghai Jinxiu Huajian Clinic Co., Ltd., and Shanghai Jinshen Huajian Clinic Co., Ltd.

1.9         “Closing Date” has the meaning set forth in Section 7.1 hereof.

1.10     “Transaction Documents” mean all the documents executed by the Transferor, the Transferee and other related parties for the purpose of this Equity Transfer and other transactions.

1.11     “PRC” means the People’s Republic of China, excluding, for purpose of this Agreement, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.12     “Equity Transfer Price” means the price paid by the Transferee to the Transferor with respect to the Equity Transfer according to Article 5 hereof.

1.13     “Intellectual Property Rights” mean any or all of the following rights and any or all of the rights arising from or relating to the following rights: (i) all patents (including all patents and patent applications); (ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all good will, rights under common law and government or other relevant registration or registration application), design, product appearance, brand name, enterprise and product name, internet domain; (ii) all copyrights and author’s rights; (iv) all rights in unique database, ideas, inventions (whether patentable or not), know-how, trade secret, database; (v) all the computer software, including all source codes, object codes, records and data, as well as all the media recording the aforesaid content.

1.14     “material” means, unless otherwise provided for, an amount of RMB 1 million for one transaction (time/piece) or an aggregate amount equivalent to RMB 5 million for more than one transactions within one year (including but not limited to the subject matter amount of any contract or arrangement, or the amount of actual enforcement of any agreement or arrangement), or any amount accounting for 5% of the net assets of the Group Companies, whichever is lower.

1.15     “Material Adverse Effect” means in this Agreement, unless otherwise provided for, any singe occurrence that results in the direct loss in an amount of more than RMB 3 million or occurrences in aggregate that results in the direct loss of more than RMB 5 million within one year; any circumstance that causes disruption or termination of the business of the Group Companies; or other circumstances that have adverse effects in respect of the qualification, operation, financial condition etc. of the Group Companies on the continuous and stable operation of the Group Companies, and that cannot be eliminated within 30 natural days.

Article 2 Equity Transfer

2.1            The Transferor agrees to transfer the Target Equity to the Transferee according to the terms and conditions hereof. The Transferee agrees to accept the Target Equity held by the Transferor according to the terms and conditions hereof, and will pay the consideration for the Equity Transfer as agreed upon herein.

Article 3 Representations and Warranties

3.1       Except for the matters disclosed to the Transferee and the Target Company in Exhibit I hereto, the Transferor and the Target Company jointly and severally warrant that the representations and warranties in Exhibit II hereto are correct and accurate in all aspects as of the Execution Date hereof and Closing Date. If any change occurs to such representations and warranties during the above period, the Transferor and the Target Company are obligated to make additional disclosure to the Transferee and obtain the consent of the Transferee.

3.2       The Transferee represents and warrants to the Transferor and the Target Company as follows:

3.2.1         The Transferee is a company duly organized and validly existing, which has full legal rights and necessary power and authority to take all necessary actions to execute and deliver this Agreement and to fully perform its obligations hereunder.

3.2.2         This Agreement will become effective upon execution by the Parties and constitute legal, valid and binding obligations of the Transferee according to its terms.

Article 4 Obligations of the Parties

4.1       The Transferor agrees to, as from execution hereof, procure the Target Company to complete the change of registration with respect to Target Equity transfer with the industrial and commercial authority and the registrations with other departments.

4.2       The Transferee is obligated to pay the consideration for the Equity Transfer timely, and comply with other obligations hereunder.

Article 5 Transfer Price and Payment

5.1       The Parties agree that the equity transfer price (“Equity Transfer Price”) is RMB 33,361,449.

5.2       The Transferee will pay 30% of the Equity Transfer Price within 7 Business Days from the Execution Date hereof, will pay 70% of the Equity Transfer Price within 7 Business Days upon the issuance of the business license with the change of industrial and commercial registration and subject to the compliance with the provisions of the Transaction Documents, and in case that the change of industrial and commercial registration is completed, the payment shall be made no later than June 30, 2014.

5.3       The Parties agree that, given that the Transferee has paid the transaction deposit of RMB 1 million to the Transferor, the Transferee may deduct such deposit from the first installment of Equity Transfer Price when it pays such first installment.

5.4       Unless the Parties negotiate and agree otherwise in writing, the Transferee will pay the transfer price in RMB to the bank account designated by the Transferor.

Article 6 Closing Conditions for Equity Transfer

6.1       On the Execution Date and Closing Date hereof, the Target Company and the Transferor warrant that relevant representations and warranties they made hereunder and all documents provided to the Transferee shall remain true, correct and complete, and no Material Adverse Effect has occurred, and there is no restriction, prohibition or Material Adverse Effect that may cause cancellation of this Equity Transfer, or event that has had or will have any Material Adverse Effect on the Group Companies, the Transferee and this Equity Transfer, or that has or is expected reasonably to have any Material Adverse Effect on the operation, financial condition or assets of the Group Companies.

6.2       The Target Company and the Transferor shall, in good faith, use their best efforts to satisfy the following transaction closing conditions to be fulfilled by the Target Company and the Transferor as soon as possible:

6.2.1                     The board and shareholder’s general meeting of the Target Company have respectively adopted the resolutions with respect to this Equity Transfer, and provided copies of such resolutions to the Transferee, and the signatory of the Target Company who signs the Transaction Documents has been duly authorized;

6.2.2                     The change of industrial and commercial registration with respect to this Equity Transfer has been completed;

6.2.3                     The articles of association amended according to the terms and conditions hereof substantially in the form and substance of Exhibit III has been adopted by the Target Company through resolution of the shareholder’s general meeting;

6.2.4                     The Group Companies have no material adverse change in respect of business, technology, legal and financial conditions etc.;

6.2.5                     The Transferor will use its best efforts to procure that the senior management (including general manager, vice general manager and the persons at certain levels) have signed an employment contract with the Group Companies in compliance with current labor laws and regulations, including but not limited to the confidentiality provisions and the non-competition provisions for a period of at least 2 years. If some of the senior management fail to sign the above employment contracts within the Transitional Period, the Transferor will use its best efforts to identify appropriate alternatives, to ensure stable business management and operation of the Group Companies;

6.2.6                     All representations and warranties of the Target Company and the Transferor shall remain true and valid in all material aspects, without any material adverse change;

6.2.7                     The Target Company and the Transferor shall, in all material aspects, comply with and actually perform various covenants, undertakings and obligations under this Agreement or other Transaction Documents to be fulfilled or complied with during the Transitional Period or on the Closing Date.

6.3       The Target Company and the Transferor undertake that they will use their best reasonable efforts to ensure the conditions precedent that they are liable to fulfill under Section 6.2 to be satisfied as soon as possible.

Article 7 Closing and Matters after Closing

7.1       Closing and Closing Date

The Closing Date shall be the 2nd Business Day following the satisfaction, waiving or becoming post-closing obligations of the closing conditions under Section 6.2 hereof (“Closing Date”).

7.2       Pre-Closing Matters and Closing Procedure

7.2.1         Within 7 Business Days from the Execution Date hereof, the Transferor and the Target Company will submit relevant application materials to the industrial and commercial authority with respect to the Equity Transfer, and the Transferee shall provide its documents relating to the Equity Transfer.

7.3       On the Closing Date, the Transferee will become a shareholder of the Target Company, and is entitled to exercise any rights and interests relating to the Target Equity, including but not limited to shareholder’s voting right, right to dividend and any other rights conferred by this Agreement, the articles of association and other documents.

Article 8 Arrangement during Transitional Period

8.1                   The Transferor shall procure the Target Company carries out the business within normal course during the Transitional Period consistent with the business conducted all the time by the Group Companies. During the Transitional Period, the Transferor shall procure the Group Companies to comply with the following requirements, and the Target Company shall procure the Group Companies to:

8.1.1         Use its best efforts to:

(i)             maintain the current business structure and reputation undamaged;

(ii)          except for normal severance or retirement consistent with the practice in the past, retain the existing senior management to continue their service for the Group Companies;

(iii)       maintain the assets and properties of the Group Companies in good working conditions, procure them to work normally and depreciate or amortize according to the Chinese accounting principles on reasonable basis;

(iv)      sustain good appraisal from clients, suppliers and other third parties to which the Group Companies provide service;

(v)         continue with all the sales, marketing and promotional events carried out at present time with respect to business and operation of the Group Companies;

(vi)      maintain or sustain all the approvals, consents, authorizations and permits required for its establishment and the business specified in the business license.

8.1.2         Maintain the accounts and accounting records of the Group Companies in normal or customary manners, and will not change the financial system without the consent of the Transferee.

8.1.3         Communicate with the Transferee regularly or from time to time at the request of the Transferee in connection with the operation and management of the Group Companies.

8.1.4         Comply with all the laws applicable to the business and operation. If any violation of applicable laws and regulations occurs, it will immediately notify the Transferee of such violations upon its awareness of the same.

8.2                   During the period, without prejudice to the provisions of Section 8.1 hereof, and subject to the confidentiality obligations and without affecting the normal operation of the Group Companies, the Parties shall procure the Group Companies to permit the access of the Transferee and its representatives  to the office and the senior management of the Group Companies, upon reasonable prior notice and in normal business hours, to discuss business, matters, financial and accounting issues of the Group Companies, and to provide solutions, suggestions and advice.

8.3                   Prior to the Closing Date, the Transferor and the Transferee will procure the Target Company to distribute the dividend of RMB 4,055,156 to the Transferor.

Article 9 Liabilities for Breach of Agreement

9.1       If either Party fails to perform any obligations hereunder or violates any representation, statement, warranty or undertaking, such failure or violation, when occurred, will constitute breach of this Agreement (“Breach”). Upon the occurrence of any breach of this Agreement, if the non-breaching Party agrees to grant a Grace Period (defined as below) to the breaching Party to correct such breach, and the breaching Party so does by the expiration of the Grace Period, such breach of this Agreement will not be deemed to be a Breach.

9.2       Except as otherwise provided for in this Agreement, the breaching Party shall compensate the non-breaching Party for all the actual direct and indirect losses incurred by the non-breaching Party for such Breach (including but not limited to the interest paid or loss of interest suffered and legal fees arising due to such Breach). Payment of damages will not affect the right of the non-breaching Party to demand the breaching Party to continue performance of this Agreement or to terminate this Agreement.

9.3       Except as otherwise provided for in this Agreement, if either Party breaches, it shall remedy such breach within 30 days upon the other Party’s written notice demonstrating such breach (“Grace Period”). If the breaching Party fails to remedy within the period specified above, the non-breaching Party is entitled to compensation for all losses relating to or arising from such Breach.

9.4       If the Group Companies suffer any penalty by the governmental authorities due to any breach or violation of laws and regulations (including but not limited to violation of laws and regulations relating to labor, license and environment) prior to the Closing Date, the Target Company agrees to indemnify the Transferee for all the costs relating to assumption or elimination of the above penalty. The Transferor agrees to assume 30% of the legal and economic liability relating to the above penalty prior to the Closing Date, and the Transferee is entitled to deduct such amount from the outstanding Equity Transfer Price.

9.5       If the Group Companies (1) suffer any penalty imposed by the taxation authority, (2) is required to pay any additional tax, (3) is required to pay any late fee, or (4) has any tax liability not recorded in the financial statements due to irregularity in respect of taxation prior to the Closing Date, the Target Company agrees to indemnify the Transferee for all the costs relating to assumption or elimination of the above penalty. The Transferor agrees to assume 30% of the legal and economic liability relating to the above penalty prior to the Closing Date, and the Transferee is entitled to deduct such amount from the outstanding Equity Transfer Price.

9.6       However, no Party’s compensation shall exceed the transaction amount of this Agreement.

Article 10 Applicable Law and Dispute Resolution

10.1            The execution, validity, interpretation and performance of this Agreement, as well as the resolution of dispute hereunder shall be governed by the laws of the PRC.

10.2            All the disputes arising from or relating to the performance of this Agreement shall be resolved through friendly negotiation. If negotiation fails to resolve the dispute, either Party may submit the disputes to the people’s court at the place of the Target Company for judicial decision.

Article 11 Miscellaneous

11.1            The Parties will be responsible for their respective taxes and expenses relating to the Equity Transfer.

11.2            Where this Agreement conflicts with the Equity Transfer Framework Agreement signed by relevant parities on December 17, 2013, this Agreement shall prevail.

11.3            The invalidity or unenforceability of any provision hereof will not affect the validity and enforceability of other provisions hereof.

11.4            This Agreement is signed in Chinese, and made in four (4) counterparts. Each Party will hold one (1) counterpart, and the Target Company will keep two (2) counterparts for relevant procedures. Each counterpart has the same legal force.

11.5            This Agreement will become effective and binding on the Parties upon the Parties’ execution.

(The remainder of this page is intentionally left blank; the signature page follows.)

(Signature page of the Equity Transfer Agreement)

Shanghai Huajian Investment Management Co., Ltd. (Company Seal)	Shanghai iKang Guobin Holding Co. Ltd (Company Seal)

Shanghai Huajian Clinic Ltd. (Company Seal)

Exhibit I Disclosure Schedule

1. In January, 2013, Shanghai Huajian Clinic, Ltd was fined RMB 2000 for publishing medical advertisement in Money Weekly containing the names, telephone numbers and treatment content of relevant clients.

2. Other particulars disclosed in the Letter of Intent regarding Share Transfer signed previously by the Transferor and the Transferee.

Exhibit II Representations and Warranties of the Transferor and the Target Company

Article 1 Right and Qualification

1.1 the Transferor and the Target Company have sufficient legal rights and necessary power and authority and have taken all necessary actions to sign and deliver this Agreement, perform its obligations under Transaction Documents, and complete the transaction under the Transaction Documents.

1.2 This Agreement and other Transaction Documents related to the Equity Transfer will constitute legal, valid and binding obligations of the Transferor and the Target Company in accordance with their respective terms upon the execution by the Parties and effectiveness of this Agreement.

1.3 Signing and delivery of this Agreement by the Transferor and the Target Company and their performance of their obligations under this Agreement will:

1.3.1  Not lead to violation of any of the provisions of the memorandum of association and articles of association, and have obtained necessary and sufficient internal authorization and approval;

1.3.2  Not lead to violation of any legal documents binding on them or constitution of failure to perform the obligations under such legal documents;

1.3.3  Not lead to violation of any order, judgment or decree made by any court or administrative agency that is binding on them.

Article 2 Data Accuracy and Adequacy

2.1 All data provided by the Target Company and the Transferor to the Transferee is true and accurate. Moreover, there is no false or misleading information due to intentional omission, material negligence or misrepresentation;

2.2 The Target Company and the Transferor have provided the Transferee with all such important information within the control of Group Companies as the Transferee may reasonably request for the Transferee to decide whether to conduct the Equity Transfer. There is no misrepresentation, omission or materially misleading facts in any written materials and public documents related to the Equity Transfer that are provided by the Target Company and the Transferor to the Transferee.

Article 3 Establishment and Existence

3.1 All Group Companies are limited liability companies duly incorporated and validly existing in accordance with the laws of the PRC. They have the independent capacity for civil rights and civil conduct. There are no circumstances of termination as required by the laws, regulations and regulatory documents or articles of association;

3.2 Except for the written disclosure that has been made to the Transferee, Group Companies have obtained all necessary approvals, consent, authorization and licenses required for their establishment and the business set forth in the business license; Except for the written disclosure that has been made to the Transferee, the foregoing approvals, consent, authorization and licenses are all effective currently, without change, withdrawal or failure of renewal;

3.3 Group Companies have participated in and passed the annual check of industrial and commercial administration regularly in accordance with relevant legal requirements; all Group Companies have completed valid tax registration. In addition, there are no obstacles or constraints related to the above aspects that may affect the normal operation of related companies;

3.4 All shareholders of the Group Companies have paid up the registered capital payable in accordance with the law, without outstanding additional or supplementary payment; all shareholders of the Group Companies have fully paid the subscribed registered capital in accordance with the provisions of laws and related articles of association:

3.5 Foreign investment information of the Group Companies is true and complete. Group Companies do not own any capital interest such as equity, shares, stocks and convertible bonds in any company, enterprise or other entities;

3.6 Except for the written disclosure that has been made to the Transferee, all the equity changes occurred in the duration of existence of the Transferor and Group Companies are voluntary, true and valid. The Transferor and Group Companies have paid necessary consideration and completed necessary formalities for approval, registration and change in accordance with the law. No illegal circumstances exist such as false transfer and concealing of illegal objectives in legal forms; the statements with respect to equity changes since the establishment of the Transferor and Group Companies are true and complete, without concealments and material omissions. The Transferor and Group Companies are not in violation of any law or regulation or any judgment, decree, rules or regulations made by any court or arbitration institution or governmental or supervisory department.

Article 4 Target Equity

4.1 The Transferor is entitled to full and complete rights and interests in the Target Equity. No pledge, attachment or other encumbrances or defects of any nature have been imposed on such rights and interests.

4.2 Neither pledge or other encumbrances nor any arrangement or obligation of creating encumbrances or any judicial preservation measures have been imposed on the Target Equity; there are no existing or potential legal disputes or controversies in connection with the Target Equity.

Article 5 Accounts and Records

5.1 Financial statements of 2011, 2012 and by November 30th of 2013 (“Accounting Reference Date”) of Group Companies truly, fairly and accurately reflect the assets, liabilities, financial situation and related matters of Group Companies as of relevant balance sheet date and profits and losses of Group Companies for the reporting period. In addition, they fully reflect the true financial position of the Group Companies as of such dates and to the extent prescribed by the laws of China. The income recorded in all financial reports and records of the Group Companies covers all the income of the Group Companies. All financial statements of the Group Companies are made in accordance with PRC GAAP and on consistent basis for the period covered by relevant statements.

5.2 The Group Companies have no liabilities that are not recorded in the financial statements. Except those recorded in the financial statements, the Group Companies have not provided any guarantee or security to others, nor created any mortgage, pledge, lien or any other third-party rights over their properties.

5.3 Except for the changes to the accounting rules applicable to the statutory account books, accounts or other accounting records of any sort of the Group Companies as a result of complying with PRC accounting standards or any requirement of government agencies, no change has been made to the accounting rules applicable to the statutory account books, accounts or other accounting records of any sort of the Group Companies since the previous balance sheet date. All financial statements, reports, documents and statements required by applicable laws to submit or issue to any government agency have been properly and accurately submitted or issued.

5.4 The accounts receivable reflected in the financial statements of the Group Companies are true, accurate, and generated from normal business activities of the Group Companies, and valid and receivable. All receivables generated by the Group Companies have been reflected in the financial statements of the Group Companies in accordance with the requirements of PRC GAAP.

5.5 Except for those recorded in the financial statements or disclosed to the Transferee in writing, the Group Companies have no foreign loans, foreign guaranty or potential liabilities and burden.

Article 6 Events after the Accounting Reference Date

From the Accounting Reference Date to the date of this Agreement:

6.1 There are no material adverse changes to the financial position and profitability of the Group Companies. Also, there are no such facts or events as will cause or may cause such changes;

6.2 Except for the written disclosure that has been made to the Transferee, the business of the Group Companies is in the normal operating status. There is no material disruption or material change to its business nature, scope and operating mode etc.;

6.3 No transactions, commitments, liabilities (including any contingent liabilities that should have been recorded but have not been recorded in the financial statements) or amounts that are not recorded in the financial statements have been conducted, made, incurred or paid;

6.4 No abnormally high or low profit is recorded due to the transactions that are not based on arms-length commercial activities such as changes of accounting treatment or nonrecurring items of income or expense.

Article 7 Connected Transactions

7.1 Except for the written disclosure that has been made to the Transferee, there is no connected transaction between the Group Companies and the Affiliates that has not been disclosed to the Transferee, from January 1, 2011 to the date of this Agreement.

7.2 All connected transactions between the Group Companies and the Affiliates are performed on arms-length commercial terms and in the principle of fairness, justice and reasonableness.

Article 8 Major Assets

8.1 Except those recorded in the financial statements or disclosed to the Transferee in writing, the Group Companies are not interested in or in possession of/using any land or properties;

8.2 Major assets required for daily operation of the Group Companies have been included in the accounts of the Group Companies, including but not limited to the right to use the land, housing ownership, fixed assets and Intellectual Property Rights etc;

8.3 Except for the written disclosure that has been made to the Transferee, the forgoing major assets are legally owned, controlled, used, managed and operated by relevant Group Companies, with clear ownership and free of any third-party claim or any other property dispute or potential property dispute;

8.4 Except for the written disclosure that has been made to the Transferee, there is no security including any mortgage, pledge and lien and other restriction on exercise of rights in the forgoing major assets, nor any litigation or arbitration in respect of the forgoing major assets; the approvals, registrations and other procedures required for the forgoing major assets have been obtained or completed and remain valid;

8.5 Except for the written disclosure that has been made to the Transferee, Group Companies’ leasing of relevant land and housing are carried out based on valid lease contracts or agreements. Such land and housing are in normal use; the lessor legally owns corresponding rights and interests in the forgoing land and housing and has the right to rent out the forgoing land and housing; the Group Companies have timely paid relevant fee as agreed. The Group Companies have no pending or potential disputes with the lessor;

8.6 Office equipment and vehicles used by the Group Companies and related to their business are under normal repair and maintenance and can be used for the business of the Group Companies.

8.7 The Group Companies do not share any facilities, places or assets with or provide any facilities, places or assets for any company or individual other than the Group Companies and the Transferor.

Article 9 Intellectual Property Rights

All Intellectual Property Rights (whether already registered and applied for registration) that have been used in business operation of the Group Companies:

9.1 Are legally owned by the Group Companies or lawfully used by the Group Companies with the authorization/licensing of the owners;

9.2 Have clear ownership without property disputes or potential disputes;

9.3 Are valid and enforceable, and have no charge or any other restriction/encumbrance on it;

9.4 With respect to the Intellectual Property Rights that have been registered or are in the process of application for registration, Group Companies have paid all due registration update fees and have taken corresponding measures to sustain and protect the forgoing Intellectual Property Rights;

9.5 All business-related Intellectual Property Rights (including application for Intellectual Property Rights) have been disclosed to the Transferee completely.

The Group Companies have not received any notice, right infringement claims or right conflict related to any Intellectual Property Rights in the course of business activities. Group Companies are not in breach of any patent rights, copyrights, proprietary rights, and Intellectual Property Rights in connection with trademark, service mark, commodity name, domain name or other Intellectual Property Rights registered by any third party in the PRC, the USA or other jurisdiction.

Article 10 Material Contracts

10.1 Except for the written disclosure that has been made to the Transferee, the Group Companies are not involved in or bound by any of the following agreements or arrangements:

101.1 Agreements or arrangements entered into other than in the ordinary course of business;

101.2 Agreements or arrangements entered into other than on arms-length basis;

101.3 Agreements or arrangements restricting Group Companies’ free operation of business;

101.4 Agreements or arrangements affecting normal operation of the Group Companies or having a Material Adverse Effect on profits of the Group Companies;

10.2 The agreements or arrangements with a payable but outstanding amount of more than RMB 1 million in regular business or with a payable but outstanding amount of more than RMB 0.5 million in extraordinary business are involved;

10.3 Except for the written disclosure that has been made to the Transferee, the Group Companies’  loan or security contracts etc. have been in the process of normal performance, in lawful and valid  content and form. There are no substantial obstacles in continued performance of such contracts;

10.4 Except for the written disclosure that has been made to the Transferee, the Group Companies have not provided any security or guarantee to any legal persons or individuals related to them;

10.5 Group Companies are not held liable for breach of the terms or obligations under contracts, agreements, rules or other documents binding on them.

Article 11 Authorization

Except for the authorizations granted to employees of the Group Companies to enter into conventional business transaction contracts and/or carry out daily operation and management activities of the Group Companies in performing their duties, nobody is authorized by Group Companies to enter into any agreement/contract on behalf of the Group Companies, or to provide other basis of power similar to an authorization.

Article 12 Employees

12.1 Except for the disclosure that has been made to the Transferee, the Group Companies have signed labor contracts with all employees;

12.2 The Group Companies have not made any material change to remuneration or other employment clauses for any senior management since the Accounting Reference Date;

12.3 The Group Companies have no payable or outstanding economic or similar indemnity, compensation or costs in connection with termination of employment;

12.4 The Group Companies do not have unfair employment, collective labor disputes, or other labor disputes that may affect the normal business activities of the Group Companies;

12.5 Except for the written disclosure that has been made to the Transferee, the Group Companies do not have any equity incentive plan for any of their employees, former employees or any of the employees of their Affiliates or that may affect such employees;

12.6 Except for the disclosure that has been made to the Transferee, The Group Companies have paid social insurance and provident fund for employees according to the requirements of relevant law and are not subject to any administrative punishment as a result of the failure of payment in full of such social insurance and provident fund.

Article 13 Taxes

Except for the written disclosure that has been made to the Transferee,

13.1 The Group Companies have no tax liability or outstanding taxable matter that has not been reflected in the financial statements. The Group Companies have timely declared and paid payable taxes in full in accordance with the PRC law and requirements of relevant tax authorities. There is no dispute between Group Companies and tax authorities that may result in tax liability upon the Group Companies (including fines levied by tax authorities);

13.2 Where any tax liability or outstanding taxable matter of the Group Companies is not reflected in the financial statements or any administrative punishment is imposed therefor, the Transferor shall assume 30% of the liability arising therefrom and indemnify the Group Companies from 30% of their losses incurred thereby.

Article 14 Environment

Except for the written disclosure that has been made to the Transferee, the Group Companies have complied with relevant laws and regulations on environmental protection, safety, quality and other material aspects, and no accidents have occurred to the Group Companies with respect to environmental protection, safety, quality and other material aspects. No administrative punishment has been imposed by related government departments and no material expenditure has been incurred due to their breach of relevant laws.

Article 15 Penalties, Litigation and Claims

15.1 Except for the written disclosure that has been made to the Transferee, Group Companies have not been subject to any punishment since 2013 (including but not limited to administrative punishment with respect to tax, environmental protection, safety, labor and other aspects);

15.2 Except for the written disclosure that has been made to the Transferee, the Group Companies (including taking their assets as the object matter) have not been subject to or involved in any ongoing or threatened punishment (including but not limited to administrative punishment with respect to tax, environmental protection, safety, labor and other aspects), litigation, arbitration, dispute or claim;

15.3 The Group Companies will not become subject to any punishment, recourse, claim or loss after the Closing of the equity investment hereunder due to any action, status or circumstance occurring or existing prior to the Closing of the equity investment hereunder. Otherwise, the Transferor shall fully compensate the Group Companies in cash or otherwise consented by the Transferor in writing, within the time span required by the Transferor.

Article 16 Product and Service

The products sold or services provided by the Group Companies fully comply with and conform to all applicable laws and the representations and warranties set out in the product labels or service descriptions. All products and services have no design flaws. All products and services are supplied with adequate warning labels. All the warning labels fully note all the prudent and customary matters required to request consumers to pay attention to for the purpose of the business and industry of the Group Companies and in accordance with applicable laws.

Article 17 No Illegal Payment

The Transferor or the Group Companies, or any of their directors, senior management, agents, employees, Affiliates (see 2012 UK Bribery Act for the definition) or any person acting on behalf of the Transferor or the Group Companies have not conduct any of the following:

17.1 Use any corporate fund for the purpose of any illegal contributions, gifts, entertainment or other illegal expenditures related to political activities;

17.2 Make use of corporate funds to make illegal payment directly or indirectly to any government officials or employees or any “foreign officials” (see revised USA 1977 Foreign Corrupt Practices Act and its rules and regulations for the definition of such terms) (hereinafter referred to as the “FCPA”);

17.3 Have violated or are in violation of FCPA, the 2012 UK Bribery Act or any similar law and regulation applicable to the Transferor or the Group Companies; or

17.4 Make payment of any bribes, kickbacks, yield and influence payment, commission or other illicit payments; and the Transferor and the Group Companies have complied with applicable anti-corruption laws in the course of business, and maintained their policies and procedures, in order to promote and achieve compliance with these laws and the representation and warranties set forth in this Agreement.

Article 18 Anti Money Laundering Law

The Transferor and the Group Companies, during their operation of business, have been complying with the applicable requirements of financial record keeping and reporting set forth in the Currency and Foreign Transactions Reporting Act of 1970 (as amended) and the Bank Secrecy Act of 1970 as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 “, and applicable anti money laundering laws and regulations and their rules and regulations of the jurisdiction where the Transferor and the Group Companies conduct business, as well as any related or similar rules, regulations or guidelines issued and implemented by any governmental or regulatory agencies (collectively referred to as the “AML”); there is no pending or threatened action, lawsuit or legal procedure filed to or by any court or government or regulatory body or any arbitration institution with respect to relevant AMLs.

Article 19 Compliance with Sanctions

The Transferor or the Group Companies, or any of their directors, senior management, agents, employees or associate companies as a person or entity (hereinafter referred to as the “Person”) do not experience the following circumstances: such individual or entity, before the date of signing this Agreement, is the target of any sanctions or trade embargo implemented or compulsorily executed by the Office of Foreign Assets Control of USA Treasury (hereinafter referred to as the “OFAC”), the State Council or the Ministry of Commerce of USA, the Ministry of Finance of UK, EU Council or Committee, and the Security Council of the United Nations (hereinafter referred to as “UNSC”) or the Sanctions Committee acting on behalf of UNSC (including but not limited to the sanctions implemented by all revised Trading with the Enemy Act, International Emergency Economic Power Act, “ United Nations Participation Act, Iran and Libya Sanctions Act of 1996, Burmese Freedom and  Democracy Act of 2003, Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 or National Defense Authorization Act and all regulations promulgated by the OFAC, together with any executive orders, regulations or license of promulgated by the authorities of any of the forgoing parts) (collectively referred to as “Sanctions”), or are owned or controlled by the target, or are located or organized in or reside in any country or region which is currently the target of Sanctions (including but not limited to Burma, Cuba, Iran, Libya, North Korea, Sultan and Syria), or has ever participated in or is involved in or will be involved in any activities of countries as the targets of Sanctions which may lead to violation of the requirement of any Sanction.

Article 20 Accounting Control

The Group Companies have maintained internal accounting control, which can provide sufficient assurance of the following matters:

20.1 Conduct of transactions according to general or specific authorization of management authority;

20.2 Permission to the use of properties only according to general or specific authorization of management authority;

20.3 Responsible for reasonable and regular check of assets of book and actual assets and taking reasonable measures for the discrepancy, if any;

20.4 Appropriate separation of auditing and accounting positions; and

20.5 The Group Companies do not share any assets or bank account with any director, officer or employee or use any personal assets or bank account of any director, officer or employee. The existing management information and accounting control system of the Transferor and the Group Companies has been adopted for at least six months, during which the Group Companies have not encountered any difficulties in assuring the above matters. The Transferor and the Group Companies are not aware of (x) any substantive shortcomings of the internal accounting control system or (y) any Material Adverse Effect or potential Material Adverse Effect on the internal financial control system of the Group Companies.

Exhibit III Articles of Association